Exhibit 99.1

Policy, Government and Public Affairs Chevron Corporation P.O. Box 6078 San Ramon, CA 94583-0778 www.chevron.com
News Release
Jeanette L. Ourada Named Corporate Vice President and Comptroller

San Ramon, Calif., Feb. 2, 2015 - Chevron Corporation (NYSE: CVX) today named Jeanette L. Ourada as corporate vice president and comptroller effective April 1. Ourada succeeds Matthew J. Foehr, who will retire from the company March 31 after 33 years of outstanding service.
In her new role Ourada will lead corporatewide accounting, financial reporting and analysis, and internal controls. Additionally she will oversee Finance Shared Services, the organization she has led since July 2013.
“Jeanette has proved to be an effective and versatile leader,” said John Watson, Chevron’s chairman and chief executive officer.  “The breadth of her financial experience, both inside and outside the energy sector, makes Jeanette ideally qualified to assume this important leadership role within our global finance organization.”
Since joining Chevron as part of the Unocal acquisition in 2005, Ourada, 49, has held a series of leadership roles within the finance organization. Before assuming her current role as the general manager of Finance Shared Services, Ourada served as assistant treasurer, operating company support and intercompany financing. From 2009 to 2012 she was general manager of investor relations. From 2007 to 2009 Ourada was general manager of finance for Chevron’s Asia South Business Unit in Bangkok, Thailand. From 2005 to 2007 she was responsible for Chevron International Exploration and Production Company’s forecasting and reporting group. Earlier Ourada held positions at Atlantic Richfield, Universal Studios and Weyerhaeuser.
Commenting on Foehr, Watson said: “Matt has had a dynamic career and established himself as a highly respected member of our senior management and global finance teams. His contributions will be lasting.”
Foehr, 57, joined Chevron in 1982. Since that time, he advanced through a number of finance positions of increasing responsibility in corporate finance as well as in Chevron’s operating lines of business. In 2003, Foehr was appointed vice president of finance for Chevron’s Global Downstream business. In 2007, he assumed the top financial role in Chevron’s Global Upstream and Gas business. He was named to his current position in 2010.
Chevron is one of the world’s leading integrated energy companies, with subsidiaries that conduct business worldwide. The company’s success is driven by the ingenuity and commitment of its employees and their application of the most innovative technologies in the world. Chevron is involved in virtually every facet of the energy industry. The company explores for, produces and transports crude oil and natural gas; refines, markets and distributes transportation fuels and other energy products; manufactures and sells petrochemical products; generates power and produces geothermal energy; and develops the energy resources of the future, including biofuels. Chevron is based in San Ramon, Calif. More information about Chevron is available at www.chevron.com.
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Contact:     Kurt Glaubitz, San Ramon    +1-925-790-6928